Exhibit 3.1

Attachment to Certificate of Merger

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MERIDIAN BIOSCIENCE, INC.

The following Second Amended and Restated Articles of Incorporation supersede the previously existing Amended Articles of Incorporation of Meridian Bioscience, Inc. (the “Company”).

ARTICLE I

NAME

The name of the Company is Meridian Bioscience, Inc.

ARTICLE II

PRINCIPAL OFFICE

The principal office of the Company is located in 3471 River Hills Drive, Cincinnati, Ohio 45244, or any such other location as the Board of Directors of the Company may from time to time determine.

ARTICLE Ill

CAPITAL STOCK

The number of shares of stock that the Company is authorized to issue is 100 shares, all of which shall be common shares, without par value (the “Common Shares”). Each issued and outstanding Common Share shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders of the Company.

ARTICLE IV

PURPOSE

The purpose for which the Company is organized is to develop, manufacture and sell medical diagnostic products and to do any other lawful act or acts for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive of the Ohio Revised Code.

ARTICLE V

REGISTERED OFFICE AND AGENT

The address of the registered office of the Company in the State of Ohio is 3366 Riverside Drive, Suite 103, Columbus, Ohio 43221. The name of the Company’s registered agent at such address is Corporation Service Company.

ARTICLE VI

PURCHASE OF SHARES BY COMPANY

The Company may purchase, from time to time, and to the extent permitted by the laws of Ohio, shares of any class of stock issued by it. Such purchases may be made either in the open market or at private or public sale, and in such manner and amounts, from such holder or holders of outstanding shares of the Company, and at such prices as the Board of Directors of the Company shall from time to time determine, and the Board of Directors is hereby empowered to authorize such purchases from time to time without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase.

ARTICLE VII

PRE-EMPTIVE RIGHTS

The preemptive right to purchase additional shares or any other securities of the Company is hereby expressly denied to holders of shares of all classes.

ARTICLE VIII

CONTROL SHARE ACQUISITIONS

The provisions of Ohio Revised Code Section1701.831 relating to control share acquisitions shall not be applicable to the Company.

ARTICLE IX

ARTICLES OF INCORPORATION

These Second Amended and Restated Articles of Incorporation shall supersede the existing Amended Articles of Incorporation of the Company.